Exhibit 99.1

Todd Kehrli	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (310) 625-4462	+1 (408) 789-4426
tkehrli@evcgroup.com	bkaplan@accuray.com

Accuray Reports Fiscal 2019 First Quarter Financial Results

SUNNYVALE, Calif., October 30, 2018 — Accuray Incorporated (NASDAQ: ARAY) today reported its financial results for the first quarter of fiscal 2019 ended September 30, 2018.

Company Highlights

•	China Ministry of Health confirms Type A and B quota and licenses
•	Gross orders increased 10 percent year over year to $61.4 million
•	Revenue increased 5 percent year over year to $95.8 million
•	Implements cost savings initiative

“Our fiscal year is off to a good start with double digit gross order growth and revenue generation meeting our targets,” said Joshua H. Levine, president and chief executive officer. “We are also encouraged by the potential benefits to Accuray from the China Ministry of Health’s announcement yesterday of Type A and B quota and licenses. In addition, we’ve implemented a cost savings initiative designed to reduce our annual operating costs by approximately $15 million and provide us with a clear path to GAAP profitability, while preserving our ability to continue our product innovation objectives and drive improved sales growth going forward. These cost savings have enabled us to raise our adjusted EBITDA outlook for the current fiscal year.”

Fiscal First Quarter Results

Gross orders totaled $61.4 million, an increase of 10 percent compared to $55.6 million for the prior fiscal year period. Backlog as of September 30, 2018 was $461.9 million.

Total revenue was $95.8 million, an increase of 5 percent compared to $91.0 million in the prior fiscal year first quarter. Product revenue totaled $41.5 million compared to $38.9 million in the prior fiscal year first quarter, while service revenue totaled $54.3 million compared to $52.0 million in the prior fiscal year first quarter. Product revenue increased 7 percent year over year driven by strong growth in sales of the Company’s Radixact Systems. Service revenue grew 4 percent year over year driven by software upgrades sold through service contracts.

Total gross profit for the fiscal 2019 first quarter was $37.9 million, or 39.5 percent of sales, comprised of product gross margin of 40.9 percent and service gross margin of 38.5 percent. This compares to total gross profit of $38.1 million, or 41.9 percent of sales, comprised of product gross margin of 43.2 percent and service gross margin of 40.9 percent for the prior fiscal year first quarter.

Operating expenses were $42.6 million, an increase of 6 percent compared to $40.2 million in the prior fiscal year first quarter. The fiscal first quarter 2019 operating expenses included a one-time accounts receivable impairment charge of $3.7 million. Excluding the impact of this impairment charge, fiscal first quarter 2019 operating expenses were $38.9  million.

Net loss was $9.2 million, or $0.11 per share, compared to a net loss of $9.4 million, or $0.11 per share, for the prior fiscal year first quarter.

Adjusted EBITDA for the first quarter of fiscal 2019 was $4.0 million, excluding the impact of a one-time impairment charge, compared to $3.1 million in the prior fiscal year first quarter.

Cash, cash equivalents and short-term restricted cash were $70.5 million as of September 30, 2018, a decrease of $22.4 million from June 30, 2018.

Cost Savings Initiative

Accuray has implemented a cost saving initiative designed to reduce operating costs and provide a clear path to GAAP net income while still focusing on top line growth. The actions implemented do not impact management’s fiscal 2019 outlook for gross order and revenue growth and has resulted in an increase in the adjusted EBITDA outlook for the fiscal year.

As a result of the initiative, Accuray expects to take a non-recurring charge of $1.5 million to $2 million in the second fiscal quarter of 2019. The company expects annualized cost savings of approximately $15 million compared to fiscal 2018, with the full benefit realized starting in the fourth quarter of fiscal 2019.

2019 Financial Guidance

The Company is reaffirming revenue guidance provided on August 16, 2018 and updating adjusted EBITDA guidance for fiscal year 2019 as follows:

•

Revenue: Product revenue growth is expected to range between 4 and 8 percent and service revenue is expected to grow approximately 2 percent, resulting in total revenue of between $415.0 million to $425.0 million, which would represent 3 to 5 percent growth year over year;

•

Adjusted EBITDA: $23.0 million to $29.0 million representing growth of approximately 35 percent to 70 percent year over year. The adjusted guidance reflects the impact of restructuring and excludes the impact of a one-time accounts receivable impairment charge and the one-time charge related to the announced cost savings initiatives. This is adjusted from the previous range of $21.0 million to $27.0 million.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the first fiscal quarter as well as recent corporate developments. Conference call dial-in information is as follows:

•	U.S. callers: (855) 867-4103
•	International callers: (262) 912-4764
•	Conference ID Number (U.S. and international): 3146329

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 3146329. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company's leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including management's expectations regarding orders, revenue, and adjusted EBITDA; expectations related to GAAP net income profitability and sales growth; expectations regarding the company’s product portfolio and future product enhancements and releases, including the impact of new products and releases on order growth; expectations regarding regulatory approvals, including the impact of such approvals on order growth; and the company's leadership position in radiation oncology innovation and technologies.  These forward-looking statements involve risks and uncertainties.  If any of these risk or uncertainties materialize, or if any of the company's assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's ability to achieve widespread market acceptance of its products, including new product offerings; the company’s ability to develop new products or enhance existing products to meet customers’ needs and compete favorably in the market; the company's ability to effectively manage its growth; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; risks and uncertainties related to the China Class A and B license announcement; and such other risks identified under the heading "Risk Factors" in the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on August 24, 2018 and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

 Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Gross Orders	$61,414	$55,647
Net Orders	24,911	51,038
Order Backlog	461,876	464,968
Net revenue:
Products	$41,517	$38,916
Services	54,312	52,034
Total net revenue	95,829	90,950
Cost of revenue:
Cost of products	24,524	22,102
Cost of services	33,426	30,742
Total cost of revenue	57,950	52,844
Gross profit	37,879	38,106
Operating expenses:
Research and development	13,889	14,093
Selling and marketing	13,036	14,757
General and administrative	15,642	11,308
Total operating expenses	42,567	40,158
Loss from operations	(4,688)	(2,052)
Other expense, net	(3,983)	(6,571)
Loss before provision for income taxes	(8,671)	(8,623)
Provision for income taxes	535	759
Net loss	$(9,206)	$(9,382)
Net loss per share - basic and diluted	$(0.11)	$(0.11)
Weighted average common shares used in computing loss per share:
Basic and diluted	86,479	83,747

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	June 30,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$68,545	$83,083
Restricted cash	1,969	9,830
Accounts receivable, net	66,420	65,994
Inventories	117,684	108,540
Prepaid expenses and other current assets	17,075	15,569
Deferred cost of revenue	220	1,141
Total current assets	271,913	284,157
Property and equipment, net	23,126	23,698
Goodwill	57,767	57,855
Intangible assets, net	785	821
Other assets	15,540	12,196
Total assets	$369,131	$378,727
Liabilities and equity
Current liabilities:
Accounts payable	$25,921	$19,694
Accrued compensation	21,857	28,992
Other accrued liabilities	21,240	22,448
Customer advances	19,181	22,896
Deferred revenue	72,278	75,404
Total current liabilities	160,477	169,434
Long-term liabilities:
Long-term other liabilities	9,890	8,608
Deferred revenue	22,732	20,976
Long-term debt	128,926	131,077
Total liabilities	322,025	330,095
Equity:
Common stock	86	86
Additional paid-in capital	524,699	521,738
Accumulated other comprehensive income	698	1,093
Accumulated deficit	(478,377)	(474,285)
Total equity	47,106	48,632
Total liabilities and equity	$369,131	$378,727

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
GAAP net loss	$(9,206)	$(9,382)
Amortization of intangibles	36	36
Depreciation (a)	2,093	2,478
Stock-based compensation	3,212	2,432
Interest expense, net (b)	3,592	6,820
Impairment charge (c)	3,707	-
Provision for income taxes	535	759
Adjusted EBITDA	$3,969	$3,143

(a) consists of depreciation, primarily on property and equipment.

(b) consists primarily of interest income from available-for-sale securities, interest expense associated with our outstanding debt and non-cash loss on extinguishment of debt.

(c) consists of a one-time accounts receivable impairment charge related to one customer

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2019
	From	To
GAAP net loss	$(23,000)	$(17,000)
Depreciation and amortization (a)	10,100	10,100
Stock-based compensation	13,000	13,000
Impairment charge (b)	3,700	3,700
Cost savings initiative (c)	2,000	2,000
Interest expense, net (d)	15,100	15,100
Provision for income taxes	2,100	2,100
Adjusted EBITDA	$23,000	$29,000

(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) consists of a one-time accounts receivable impairment charge related to one customer recorded in the first quarter of 2019.

(c) consists of costs associated with a staff reduction expected to be recorded in the second quarter of 2019.

(d) consists primarily of interest expense associated with our outstanding debt.